Exhibit 3.203

CERTIFICATE OF FORMATION

OF

CHARTER FIBERLINK MS-CCVI, LLC

1. The name of the limited liability company is Charter Fiberlink MS-CCVI, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Charter Fiberlink MS-CCVI, LLC this 19th day of January 2004.

/s/ Janeen G. Domagalski
Janeen G. Domagalski
Authorized Person